                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0287
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

Herbert                            Michael                        E.
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  (Last)                             (First)                         (Middle)

120 Hawley Lane
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                                    (Street)

Trumbull                                CT                       06611
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Physicians Health Services, Inc. (PHSV)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

December 1996
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                   X     10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                   Third Vice Chairman & Co-Chief
                   Executive Officer
                   ----------------------------------

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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------


--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Class A Common Stock          12/09/1996    G             2,800      D                    39,200           D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Class A Common Stock          12/09/1996    G             2,800      A                     4,670           I         by spouse as
                                                                                                                     Trustee
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Class A Common Stock                                                                       9,500           I         by ex-spouse
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative       2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
   Security (Instr. 3)          or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                Security                                                                        Year)
                                                              ---------------   -------------------------- ----------------------
                                                                Code      V         (A)        (D)          Date       Expiration
                                                                                                            Exer-      Date
                                                                                                            cisable
---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------
Class B Common
Stock                                  (01)
---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------
Non-Qualified                     $15.0000                                                                 01/05/1994  01/05/2003
Stock Options                                                                                                    (02)
---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------
Non-Qualified                     $20.3700                                                                 01/15/1995  01/15/2004
Stock Options                                                                                                    (03)
---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------
Non Qualified                     $23.5000                                                                 01/10/1996  01/10/2005
Stock Options                                                                                                    (04)
---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------
Non-Qualified                     $38.7508                                                                 01/30/1997  01/30/2006
Stock Options                                                                                                    (05)
---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------
Class B Common
Stock                                 (01)
---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------

---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------

---------------------------  --------------   --------------  --------  -----   --------------- ---------- ----------  ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     Instr. 4)                    Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A      439,873                              439,873                     D
Common Stock
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A       20,720                               20,720                     D
Common Stock
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A       27,100                               27,100                     D
Common Stock
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A       65,552                               65,552                     D
Common Stock
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A       44,244                               44,244                     D
Common Stock
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A        7,500                                7,500                     I                            by spouse as Trustee
Common Stock
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

        (01)    Convertible one for one to Class A

        (02)    vests in three annual installments, commencing 1/03/94

        (03)    vests in three annual installments, commencing 1/15/95

        (04)    vests in three annual installments, commencing 1/10/96

        (05)    vests in three annual installments, commencing 1/30/97


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




                              _______________________________    ______________
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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